                                  EXHIBIT 5.1


                       Opinion of Morgan, Lewis & Bockius

                                                                     Exhibit 5.1

                                  May 18, 1995


Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA  17543

          Re:  Registration Statement on Form S-8 Relating
               to the Company's Employee Stock Purchase Plan
               ---------------------------------------------

Dear Sir or Madam:

          We have acted as counsel to Susquehanna Bancshares, Inc. a Pennsylvania corporation (the "Company"), and have acted as its counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 500,000 shares of the Company's Common Stock, par value $2.00 per share (the "Common Stock"), to be issued pursuant to the Company's Employee Stock Purchase Plan (the "Employee Plan"). We have examined our records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

          In our opinion, the shares of the Company's Common Stock to be issued in accordance with the terms of the Employee Plan will be, when issued in accordance with the terms of the Employee Plan, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

          We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


                                    Very truly yours,

                                    /s/ Morgan, Lewis & Bockius